Exhibit 2.1

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

The Class A ordinary shares, par value $0.00005 per share (“Class A Shares”), of BrilliA Inc (“we,” “our,” “our company,” or “us”) are listed and traded on the NYSE American, and are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of Class A Shares.

Description of Class A Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum of association and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (Revised) of the Cayman Islands (the “Cayman Companies Act”) insofar as they relate to the material terms of our Class A Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Amended and Restated Memorandum and Articles of Association, which have been filed with the U.S. Securities and Exchange Commission as exhibits to our Registration Statement on Form F-1 (File No. 333-282056), initially filed with the U.S. Securities and Exchange Commission on September 12, 2024.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Share has a par value of $0.00005 each. The number of Class A Shares that have been issued as of the last day of the financial year ended March 31, 2025 is provided on the cover of the annual report on Form 20-F filed on July 21, 2025. Our Class A Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our Class A Shares are not subject to any pre-emptive or similar rights under the Cayman Companies Act or pursuant to the Memorandum and Articles of Association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our ordinary shares consist of Class A Shares and Class B shares (“Class B Shares”). In respect of matters requiring a shareholder vote, each holder of Class A Shares will be entitled to one vote per one Class A Share and each holder of Class B Shares will be entitled to 20 votes per one Class B Share. The Class A Shares are not convertible into shares of any other class. Class B Shares are not convertible into Class A Shares and vice versa, Class A Shares are not convertible into Class B Shares. There are no provisions in the Amended and Restated Articles of Association which limit the duration of Class B Shares.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Shares (Item 10.B.3 of Form 20-F)

Classes of Ordinary Shares

Class A Shares.    Our Class A Shares are issued in registered form and are issued when registered in our register of members. Unless our board of directors determine otherwise, each holder of our Class A Shares will not receive a certificate in respect of their shares. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares. Subject to the provisions of the Companies Act and our Amended and Restated Memorandum and Articles of Association, our directors have general and unconditional authority to allot, grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. No share may be issued at a discount to par value except in accordance with the provisions of the Companies Act. The directors may refuse to accept any application for shares and may accept any application in whole or in part, for any reason or for no reason.

Class B Shares. Our Class B Shares are not transferable other than with the consent of the board of Directors in accordance with the Amended and Restated Articles of Association. The Class B Shares have no right to any share in dividends paid by the Company and, upon the Company’s winding up, each Class B Share will entitle the holder thereof to repayment of capital, but shall not confer on the holder any other right to any share in the distribution of the surplus assets of the Company. Holders of Class B Shares are entitled to twenty (20) votes per share. Class B Shares are not convertible into Class A Shares or any other Class of Shares. There are no provisions in the Amended and Restated Articles of Association which limit the duration of Class B Shares.

Dividends. The holders of our Class A Shares are entitled to such dividends as may be declared by our board of directors. Our Class B Shares do not confer any rights to upon the holders thereof any rights to receive dividends. Our Amended and Restated Memorandum and Articles of Association provide that dividends may be declared and paid out of the funds of our company lawfully available therefore. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Unless expressly provided by the rights attaching to a share, no dividend shall bear interest against our company.

Voting Rights. Voting at any meeting of shareholders shall be by way of a poll and not on a show of hands.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes cast at a duly convened and constituted general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at such a meeting. At a general meeting, each Class A Share shall entitle the holder thereof to one (1) vote at a meeting, and each Class B Share shall entitle the holder thereof to twenty (20) votes at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our Amended and Restated Memorandum and Articles of Association, a reduction of our share capital and the voluntary winding up of our company. Among other things, our shareholders may, by ordinary resolution:

(a)	increase our share capital by a sum fixed by that ordinary resolution (such sum to be divided into shares of such amounts as the that ordinary resolution shall prescribe);

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	sub-divide our shares or any of them into shares of an amount smaller than that fixed by our memorandum of association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our authorized share capital by the amount of the shares so cancelled.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Accordingly, we may, but will not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings (including any annual general meeting, any adjourned general meeting and any postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than five calendar days is required for the convening of any general meeting of our shareholders, provided that, if our directors determine that prompt shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the directors consider reasonable. A quorum for any general meeting shall be the presence, in person or by proxy, of one or more persons holding shares that represent at least one-third of voting rights of the issued and paid-up shares carrying the right to attend and vote thereat, provided that if, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of or by shareholders, shall be dissolved and, in any other case, shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the directors may determine and, if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the shareholders present shall be a quorum.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended and Restated Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and paid-up shares of our company entitled to vote at general meetings, our board or our chairman will convene a general meeting.

Transfer of Class A Shares. Subject to the restrictions set out below, for so long as our Class A Shares are listed on a designated stock exchange, any of our shareholders may transfer all or any of his or her Class A Shares by an instrument of transfer in any common form or in a form prescribed by the relevant stock exchange or in any other form approved by our board of directors. Our board of directors may decline to register any transfer of any Class A Shares that are listed on a designated stock exchange, unless:

(a)	the instrument of transfer is lodged with our company, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	any applicable fee of such maximum sum as the relevant stock exchange may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect of the transfer; and

(e)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

All instruments of transfer which are registered shall be retained by us, but any instrument of transfer which our directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

The registration of transfers may, subject to compliance with the rules of the relevant stock exchange (including as to notice), be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. Notwithstanding the foregoing, our Class B Shares confer upon their holders the right to repayment of capital but shall not confer upon their holders any right to participate in the surplus assets of our company.

Calls on Shares and Forfeiture of Shares. Subject to the terms of allotment of any shares, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time for payment. The shares that have been called upon and remain unpaid are subject to forfeiture in accordance with our Amended and Restated Articles of Association.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors before the issue of such shares. We may also repurchase any of our shares on such terms and in such manner as our directors may determine and agree with the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration on such terms and in such manner as our directors may determine.

Variations of Rights of Shares. Whenever the capital of our company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) otherwise only with the consent in writing of the holders of at least a majority of the issued shares of the affected class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the affected class (subject to any rights or restrictions attached to those shares). The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking equally with or subsequent to such existing class of shares.

Issuance of Additional Shares. Our Amended and Restated Memorandum and Articles of Association authorize our board of directors to issue additional Class A Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued Class A Shares.

Inspection of Books and Records. Holders of our Class A Shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders).

Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. No shareholder (not being a director) shall have any right of inspection of any account or book or document of our company except as conferred by law or authorised by our board of directors or by an ordinary resolution of our shareholders.

Anti-Takeover Provisions. Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares.

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) otherwise only with the consent in writing of the holders of at least a majority of the issued shares of the affected class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the affected class (subject to any rights or restrictions attached to those shares).

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions.

Some provisions of our Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the Cayman Companies Act or under the Memorandum and Articles of Association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by the Cayman Islands courts. Provided the consent of each holder of a fixed or floating security interest of a constituent company has been obtained, court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) in the case of a shareholder scheme by seventy-five per cent in value of the number of class of members, as the case may be, with whom the arrangement is to be made or (ii) in the case of a creditor scheme, a majority in number of each class of creditors with whom the arrangement is to be made and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

The Companies Act also contains statutory provisions which provide that a company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company (a) is or is likely to become unable to pay its debts within the meaning of section 93 of the Companies Act; and (b) intends to present a compromise or arrangement to its creditors (or classes thereof) either, pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring. The petition may be presented by a company acting by its directors, without a resolution of its members or an express power in its articles of association. On hearing such a petition, the Cayman Islands court may, among other things, make an order appointing a restructuring officer or make any other order as the court thinks fit.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow English case law precedents and apply the common law principles (namely the rule in Foss v Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association provide that that we shall indemnify each of our directors and officers against any liability incurred by a director or officer as a result of any act or failure to act in carrying out their functions other than such liability (if any) that a director or officer may incur by reason of such person’s actual fraud or willful default. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States Law.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in what the director considers are the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, a duty to avoid improperly fettering the exercise of his future director and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law allows a resolution of shareholders to be passed in writing in lieu of at a general meeting if such resolution is signed by all shareholders entitled to vote at a general meeting, if so authorized by the company’s articles of association. Our amended and restated articles of association allow shareholders to pass resolutions in such manner.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholder(s) holding shares which carry in aggregate not less than one-third of all votes attaching to the issued and paid-up shares of our company entitled to vote at general meetings to requisition a general meeting of our shareholders, in which case our board of directors or our chairman is obliged to convene a general meeting. If the directors do not within thirty days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-third of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of forty-five days after the expiration of the said thirty day period. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between the company and the director, if any; but no such term shall be implied in the absence of express provision. Under our amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors generally; (ii) dies or in the opinion of a registered medical practitioner by whom that director is being treated is or becomes of unsound mind; (iii) resigns his office by notice in writing to the company delivered to the company’s registered office; (iv) without special leave of absence from our board of directors, is absent (without being represented by an alternate director) from three consecutive meetings of the board and the board resolves that his office be vacated by reason of such absence; (v) was only appointed as a director for a fixed term and such term expires; (vi) is removed from office by notice addressed to such director at their last known address and signed by all of the other directors (not being less than two in number); or (vii) is removed from office by an ordinary resolution of our shareholders or a resolution of our board.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who owns or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, be varied or abrogated (a) by, or with the approval of, the directors without the consent of the holders of the shares of the affected class if the directors determine that the variation or abrogation is not materially adverse to the interests of those shareholders, or (b) otherwise only with the consent in writing of the holders of at least a majority of the issued shares of the affected class or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the affected class (subject to any rights or restrictions attached to those shares).

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Amended and Restated Memorandum and Articles of Association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital (Item 10.B.10 of Form 20-F)

Among other things, the shareholders of the Company may, by ordinary resolution:

(a)	increase our share capital by a sum fixed by that ordinary resolution (such sum to be divided into shares of such amounts as the that ordinary resolution shall prescribe);

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	sub-divide our shares or any of them into shares of an amount smaller than that fixed by our memorandum of association, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our authorized share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.